INTERPUBLIC OUTSIDE DIRECTORS' PENSION PLAN



          WHEREAS, The Interpublic Group of Companies, Inc. (the

"Corporation") wishes to adopt an outside directors pension plan

(the "Plan")



          NOW, THEREFORE, the Plan is hereby adopted as of June

1, 1994, to read as follows:



                           ARTICLE I

                         INTRODUCTION

          1.1.      Name of Plan.  The name of the outside

directors pension plan is the "Interpublic Outside Directors'

Pension Plan.

          1.2.      Purpose of Plan.  The purpose of the Plan is

to provide Retirement Benefits to outside directors of the

Corporation.

          1.3.      Effective Date.  The effective date of the

Plan is June 1, 1994.

                           ARTICLE II

                          DEFINITIONS

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          When used in capitalized form in this Plan, the

following terms shall have the following meanings, unless the context clearly indicates otherwise:

          Annual Retainer.  "Annual Retainer" shall mean the

annual retainer paid to Outside Directors in the year in which an


Outside Director ceases to be such.

          Corporation.  "Corporation" means The Interpublic Group


of Companies, Inc. and any successor or assign.

          Outside Directors.  "Outside Directors" means members

of the Board of Directors of the Corporation who are not

employees of the Corporation or any of its subsidiaries.

               Plan.  "Plan" means the Interpublic Outside

Directors' Pension Plan, as amended from time to time.

          Present Value.  "Present Value" is the value of future

Retirement Benefits discounted at the market interest rate deemed appropriate by the Corporation's Chief Financial Officer.

          Retirement Benefits.  "Retirement Benefits" shall mean

sums payable to former Outside Directors, their Spouses or

Estates pursuant to the Plan.

          Spouse.  "Spouse" means the spouse at the date of death


of a married Outside Director or former Outside Director.  To the extent required by a Qualified Domestic Relations Order, the
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former spouse of an Outside Director or former Outside Director shall be regarded as his or her Spouse.  If as a result of the preceding sentence, an Outside Director or former Outside

Director is treated as having more than one Spouse, the amount of


Retirement Benefits payable under the Plan shall not exceed the amount of benefits that would be payable if he or she had had only one Spouse.

          Years of Service.  "Years of Service" means periods of

one year commencing on the date as of which an Outside Director became such and ending one year later, and successive one year periods.  A partial Year of Service following five Years of

Service shall be deemed to constitute a complete Year of Service.

For purposes of Article V hereof an Outside Director may be

credited with a maximum of 15 Years of Service.


                           ARTICLE III

                          PARTICIPATION

          3.1.      Condition.  An Outside Director shall be

eligible to participate on the first day on which he or she

becomes an Outside Director.

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          3.2.      Duration.  Once an Outside Director becomes

eligible to participate, he or she shall continue to do so until the date on which he or she ceases to be an Outside Director.

          3.3.      Reinstatement of Eligibility.  A former

Outside Director who becomes an Outside Director again shall have his or her eligibility to participate reinstated on the first day on which he or she again becomes an Outside Director.



                           ARTICLE IV

                             VESTING

          4.1.      Years of Service.  An Outside Director's

right to a Retirement Benefit shall be vested after five Years of


Service.  An Outside Director who has less than five Years of

Service shall not be entitled to a Retirement Benefit.



                           ARTICLE V

                      RETIREMENT BENEFITS

          5.1.      Amount of Retirement Benefit.  An Outside

Director who has a vested right to receive a Retirement Benefit shall receive an amount equal to the product of his or her Years of Service and the Annual Retainer.  The Retirement Benefit

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payable to an Outside Director in the year in which he or she ceased to be an Outside Director shall be reduced by the Annual

Retainer already paid in respect of that year.

          5.2.      Payment of Retirement Benefit.  Retirement

Benefits shall be paid annually.

          5.3.      Duration of Retirement Benefit.  The

Retirement Benefit shall be paid for the same number of years as an Outside Director's Years of Service.

          5.4.      Commencement of Payment of Retirement

Benefits.  The Retirement Benefit with respect to the year in which an Outside Director ceases to be such shall be paid in the month following the month in which the Outside Director ceases to be such; provided, however, that if an Outside Director ceases to be such prior to his or her attaining age 65, the Retirement

Benefit will not commence being paid until the month following the month in which the former Outside Director becomes age 65.

          Subsequent annual payments of Retirement Benefits shall


be made in the month of January.

          5.5.      Survivorship Benefits.  If a recipient of

Retirement Benefits dies prior to receiving any or all of the

Retirement Benefits to which he or she is entitled, any unpaid

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benefits shall be paid to the recipient's Spouse.  If the

recipient's Spouse is not living, any unpaid Retirement Benefits shall be paid to the recipient's Estate.  Such payment to Spouse or Estate shall be in a lump sum equal to its then Present Value.



                           ARTICLE VI

                       GENERAL PROVISIONS

          6.1.      Nature of Corporation's Obligations.  The

Corporation shall not be required to reserve or set aside funds to meet its obligations under this Plan.

          6.2.      Administration.  Other than as set forth in

the definition of Present Value contained in Article II hereof,

the Plan shall be administered by the Chief Human Resources

Officer of the Corporation.

          6.3.      Successors and Assigns.  The terms and

conditions of the Plan shall be binding upon the successors and assigns of the Corporation.  No present or former Outside

Director or Spouse of such Outside Director may assign any rights under the Plan and any such purported assignment shall be void.

          6.4.      Amendment and Termination.  The Corporation,

by action of its Board of Directors, may amend or terminate the

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Plan except that such action shall not affect any Retirement

Benefits that have vested as of the date of such amendment or termination.

          6.5.      Governing Law.  The Plan shall be construed,

administered and regulated in accordance with the laws of the

State of New York.

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